Exhibit 10(a)2

FIRST AMENDMENT

TO THE

SOUTHERN COMPANY

OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, the Board of Directors of The Southern Company (the “Board”) heretofore adopted the Southern Company Omnibus Incentive Compensation Plan, as amended and restated effective as of May 23, 2001 (the “Plan”);

WHEREAS, the Board desires to amend the Plan to ensure that any Awards under the Plan do not provide for a deferral of compensation for purposes of Internal Revenue Code Section 409A or, to the extent that deferrals are permitted, that any such deferrals comply with the requirements of Section 409A;

WHEREAS, the Board desires to amend the Plan to clarify for accounting purposes that (i) certain Performance Units/Shares or Cash-Based Awards, including the Performance Dividend Program, are earned as of the end of the applicable Performance Period, and (ii) the prohibition on amending or terminating outstanding Awards without the consent of the participant only applies to the extent that such prohibition is expressly set forth in the applicable Award Agreement;

WHEREAS, the Board also desires to amend the Plan to include a provision which gives the Compensation Committee the right, in its sole discretion, to recover any overpayments made under the Plan, and requires certain executives to reimburse the Company the amount of any payment in settlement of an Award in the event of a restatement of the Company’s financial statements due to misconduct (in accordance with the requirements of the Sarbanes-Oxley Act of 2002); and

WHEREAS, the Board is authorized to amend the Plan at any time pursuant to Section 14.1 of the Plan.

NOW, THEREFORE, the Board hereby amends the Plan as follows effective as of January 1, 2005:

1.

The last two sentences of Section 2.21 are deleted in their entirety and replaced with the following:

If the Shares are not listed for trading on a national securities exchange, the fair market value of the Shares shall be determined by the Committee in good faith and in accordance with a reasonable valuation method as determined under Code Section 409A and the rules and regulations promulgated thereunder.

2.

Section 3.3 of the Plan is renumbered as Section 3.4 and a new Section 3.3 is added to the Plan to read as follows:

3.3.        Underpayments/Overpayments. If any Participant or beneficiary receives an underpayment of Shares or cash payable under the terms of any Award, payment of any such shortfall shall be made as soon as administratively practicable. If any Participant or beneficiary receives an overpayment of Shares or cash payable under the terms of any Award for any reason, the Committee or its delegate shall have the right, in its sole discretion, to take whatever action it deems appropriate, including but not limited to the right to require repayment of such amount or to reduce future payments under this Plan, to recover any such overpayment. Notwithstanding the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

3.

Section 4.2 of the Plan is amended to add the following to the end of such Section:

The Committee shall not make any adjustment pursuant to this Section 4.2 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Section 409A; or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Section 409A.

4.

Section 6.3 of the Plan is amended to read as follows:

6.3.        Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided that the Option Price shall in no event be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Option.

5.

The third paragraph of Section 7.1 is deleted in its entirety and replaced with the following:

The grant price of a Freestanding SAR or a Tandem SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR.

6.

Section 8.4 is amended to add the following new sentence to the beginning of such Section:

Except as provided in Article 12, each Restricted Stock Unit shall be paid in full to the Participant no later than the fifteenth (15th) day of the third month following the end of the first calendar year in which the Period of Restriction lapses.

7.

Section 8.6 is amended to add the following new sentence to the end of such Section:

Except as provided in Article 12, any cash dividends credited with respect to Restricted Stock or Restricted Stock Units shall be paid in full to the Participant no later than the fifteenth (15th) day of the third month following the end of the first calendar year in which such dividends are no longer subject to a Period of Restriction or other substantial risk of forfeiture.

8.

Section 9.3 is deleted in its entirety and replaced with the following:

9.3.        Earning of Performance Units/Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares and Cash-Based Awards shall be entitled to receive payout on the number and value of Performance Units/Shares and Cash-Based Awards earned by the Participant as of the end of the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.

Section 9.5 is amended to add the following new sentence to the end of the first paragraph of such Section:

Notwithstanding anything in this Section 9.5 to the contrary and subject to Article 12, payment of any Performance Units/Shares and Cash-Based Awards shall be made no later than the fifteenth (15th) day of the third month following the end of the first calendar year in which the Performance Period ends or such Awards are no longer subject to a substantial risk of forfeiture.

10.

The second paragraph of Section 9.5 is amended to add the following new sentence to the end of such paragraph:

Subject to Article 12, any dividends which a Participant is entitled to receive with respect to Shares that have been earned in connection with grants of Performance Units/Shares shall be paid no later than the fifteenth (15th) day of the third month following the end of the first calendar year in which the Performance Period for such dividends ends or such dividends are no longer subject to a substantial risk of forfeiture.

11.

Section 9.5 is amended to add the following new paragraph to the end of such Section:

To the extent that any Performance Units/Shares or Cash-Based Award provides for the payment of all or a portion of any dividend based upon the number of shares underlying an Option or SAR, the right to such dividends shall be a separate and distinct arrangement from such Option or SAR and shall not be contingent upon the exercise of such Option or SAR. Subject to Article 12, any such dividend shall be paid no later than the fifteenth (15th) day of the third month following the end of the first calendar year in which the Performance Period for such dividends ends or such dividends are no longer subject to a substantial risk of forfeiture.

12.

Article 12 is deleted in its entirety and replaced with the following:

Article 12.      Deferrals

12.1.      Deferred Compensation Plan. To the extent permitted under the Southern Company Deferred Compensation Plan, a Participant may elect to defer his or her receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant with respect to Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards (and any cash dividends credited with respect to any such Award). Any such deferral shall be made in accordance with the rules and procedures established under the Southern Company Deferred Compensation Plan.

12.2.      Award Agreement. The Committee may require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant with respect to Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards (and any cash dividends credited with respect to any such Award). Any such requirement shall be set forth in an Award Agreement or in the administrative specifications for such Award, which shall include terms that are designed to satisfy the requirements of Code Section 409A.

13.

Section 14.3 is amended to read as follows:

14.3.      Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, to the extent specifically set forth in an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any such Award previously granted under the Plan without the written consent of the Participant holding such Award.

14.

The Plan is amended to add a new Section 18.12 to read as follows:

18.12.  No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

15.

Except as amended by this First Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, The Southern Company, through its duly authorized officer, has adopted this First Amendment to The Southern Company Omnibus Incentive Compensation Plan this 12th day of December, 2005.

THE SOUTHERN COMPANY
By: /s/Ellen N. Lindemann Ellen N. Lindemann Vice President

ATTEST:
By: /s/Patricia L. Roberts Patricia L. Roberts Assistant Secretary